Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), amended as of February 6, 2013 between BUNGE LIMITED, a Bermuda company (the “Company”), and ALBERTO WEISSER (the “Executive”).

WHEREAS, the Executive is currently Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive have agreed that, effective at the close of business on May 31, 2013, the Executive will cease to provide services in that capacity to the Company;

WHEREAS, the Company desires to retain the Executive as Executive Chairman from June 1, 2013 through December 31, 2013 on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is party to the Amended and Restated Employment Agreement (the “2008 Employment Agreement”), dated as of December 31, 2008, with the Company, and the parties desire to amend and restate the 2008 Employment Agreement as of the date hereof to reflect the Executive’s change of duties and his subsequent termination of employment and to specify the compensation that the Executive will receive in 2013 for his duties as Chief Executive Officer and, thereafter, as Executive Chairman.

NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties hereto agree to amend this Agreement as of the date hereof as follows:

1.                                      EFFECTIVENESS OF AGREEMENT

1.1.                            General.  This Agreement is effective as of the date hereof (the “Effective Date”).

2.                                      EMPLOYMENT AND DUTIES

2.1.                            General.  During 2013, the Company hereby agrees to continue to employ the Executive, and the Executive agrees to serve the Company, as provided below:

(a)                                 From the Effective Date through May 31, 2013 (the “2013 CEO Period”), the Executive shall continue to serve as Chief Executive Officer of the Company upon the terms and conditions herein contained.  The Executive shall perform such duties and services for the Company commensurate with the Executive’s position, as may be designated from time to time by the Board of Directors of the Company (the “Board”), and, in addition, shall mentor and assist the designated successor Chief Executive Officer (the “Successor CEO”) to facilitate the transition, as more fully described in the Terms of Reference agreed between the parties.  The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. Upon the completion of the 2013 CEO Period, the Executive shall be deemed to have resigned from his position as Chief Executive Officer of the Company and from all officer or director positions he then holds at any direct or indirect subsidiaries or joint ventures of the Company.

(b)                                 From June 1, 2013 through December 31, 2013 (the “2013 Chairman Period”), the Executive shall serve as Executive Chairman upon the terms and conditions herein contained.  The Executive shall perform the customary duties and services of a Chairman, including working with the Successor CEO in setting the Board agenda and scheduling meetings, coordinating Board materials and leading Board meetings, and, in addition, shall advise and assist the Successor CEO to continue to facilitate a successful transition, as more fully described in the Terms of Reference agreed between the parties.

2.2.                            Services.

2.2.1.                  Exclusive Services.  Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote substantially all of his working time throughout the 2013 CEO Period and the 2013 Chairman Period to the services required of him hereunder.  During the Employment Term, the Executive shall render his services exclusively to the Company and, as determined by the Company, its Subsidiaries (as defined below) (such Subsidiaries, together with the Company, the “Bunge Group”) and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Bunge Group in a manner consistent with the duties of his position.  For purposes of this Agreement, “Subsidiary” shall mean (a) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest.

2.2.2.                  Board and Community Service.  Notwithstanding anything to the contrary set forth in Section 2.2.1 above, but subject to Section 9, the Executive may (a) serve on any corporate, civic or charitable board upon obtaining the prior written consent of the Board, except that no such consent shall be required for boards on which the Executive serves as of the Effective Date, (b) engage in charitable activities, (c) perform outside speaking, lecturing or teaching engagements and (d) manage personal investments, provided that none of the foregoing activities interferes in any material respect with the performance by the Executive of his duties under this Agreement.

2.3.                            Term of Employment.  The Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue in effect until the earlier of (a) the termination of the Executive’s employment pursuant to the terms of this Agreement or (b) December 31, 2013 (such period of employment shall hereinafter be referred to as the “Employment Term”).  The parties understand and agree that, without any further action by either party, the Executive’s employment with the Company and its subsidiaries shall terminate in all capacities and he shall be deemed to have resigned as Executive Chairman as of the close of business on December 31, 2013.

2.4.                            Reimbursement of Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him during the Employment Term in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices, but in no event shall the

Company reimburse the Executive later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3.                                      COMPENSATION

3.1.                            Base Salary.  During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of U.S.$1,200,000 per annum, payable in arrears in substantially equal installments in accordance with the Company’s payroll practices, as in effect from time to time.

3.2.                            Short-Term Annual Bonus.  The Executive’s entitlement to an annual bonus pursuant to the Company’s annual performance bonus plan (a “Short-Term Annual Bonus”) relating to 2013 shall consist exclusively of the following:

(a)                                 With respect to the 2013 CEO Period, the Executive shall be entitled to receive, subject to the satisfaction of the financial performance goals and succession objectives for the 2013 CEO Period previously agreed by the Executive and the Company, a target bonus equal to U.S.$750,000, payable no later than August 15, 2013; provided, that the Executive has remained continuously employed through such payment date; and

(b)                                 With respect to the 2013 Chairman Period, the Executive shall be entitled to receive, subject to adjustment based on the Compensation Committee of the Board’s reasonable determination of the satisfaction of certain performance and transition-related goals previously agreed by the Executive and the Company, a target bonus of U.S.$1,050,000, payable no later than March 15, 2014; provided, that the Executive has remained continuously employed through December 31, 2013.

3.3.                            Long-Term Equity Incentive.  The Executive’s entitlement to an award under the Bunge Limited Equity Incentive Plan (the “Bunge Equity Plan”) relating to 2013 shall consist exclusively of the following:

(a)                                 With respect to the 2013 CEO Period, the Company shall grant the Executive an award of time-based restricted stock units (RSUs) under the Bunge Equity Plan with a fair market value, determined as of the March 2013 Board meeting, of U.S.$2,917,000.  Such time-based RSUs shall vest on December 31, 2013 based on the reasonable determination by the Compensation Committee of the satisfaction of certain performance and transition-related goals for the 2013 CEO previously agreed by the Executive and the Company and shall be payable no later than March 15, 2014; provided, that the Executive has remained continuously employed through December 31, 2013.

(b)                                 With respect to the 2013 Chairman Period, the Company shall grant the Executive an award of time-based RSUs under the Bunge Equity Plan with a fair market value, determined as of the March 2013 Board meeting, of U.S.$2,050,000.  Such time-based RSUs shall vest on December 31, 2013; provided, that the Executive has remained continuously employed through December 31, 2013, subject to negative adjustment based on the reasonable determination by the Compensation Committee of the satisfaction of certain performance and transition-related goals previously agreed by the Executive and the Company.

4.                                      EMPLOYEE BENEFITS

4.1.                            General.  During the Employment Term, the Executive shall be, or, where applicable, continue to be, included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing retirement benefits, profit sharing, disability benefits, health and life insurance, or paid holidays) that shall be established by the Company for, or made available to, its senior executives.  In addition, the Company shall furnish the Executive with coverage by the Company’s customary director and officer indemnification arrangements, subject to applicable law.

4.2.                            Supplemental Pension.

4.2.1.                  Eligibility for Pension.  Subject to the provisions of this Section 4.2 and Section 11.11, the Executive shall be entitled to receive a supplemental pension equal to (i) an amount determined based on Formula A (as defined below), plus (ii) an amount determined based on Formula B (as defined below) (the “Pension”).  The portion of the Pension determined based on Formula A shall be payable if the Executive remains in the employ of the Company until the last day of the month in which he attains age 55 and the portion of the Pension determined based on Formula B shall be fully vested at all times.  The Company shall also pay the portion of the Pension determined based on Formula A to the Executive if his employment with the Company terminates at any time after the Effective Date as a result of (a) the Executive’s Disability (as defined below), (b) the Executive’s resignation for Good Reason (as defined below) or (c) the Executive’s termination by the Company without Cause (as defined below).  If the Executive should die at any time after the Effective Date, the Executive’s Surviving Spouse shall be entitled, in lieu of the Pension, to the death benefit described in Section 4.2.6.  Subject to Sections 5.1.1(i) and 5.5(a), the provisions of this Section 4.2 shall apply notwithstanding anything to the contrary set forth in this Agreement.

4.2.2.                  Amount of Pension.  Subject to Section 4.2.5, the Pension payable to the Executive hereunder shall be a single life annuity commencing on the first day of the month following the month in which the Elected Payment Date (as defined below) occurs, which, when added to the Executive’s Other Retirement Benefits (as defined below), provides the Executive with an annuity for life equal to 45% of his Average Base and Bonus (as defined below).  No actuarial or other adjustment shall be made to the Pension for commencement after the date that the Executive attains age 65.

4.2.3.                  Elected Payment Date.  (a)  The Executive was entitled to make, no later than December 31, 2008, an election as to the date on which payment of the Pension shall commence (the “Elected Payment Date”).  In the event that the Executive did not elect an Elected Payment Date prior to December 31, 2008, the Elected Payment Date shall be the later of the first day of the month following the month in which (i) the Executive terminates employment with the Company and (ii) the Executive attains age 55.  (b)  In the event that the  Executive elects to commence payment of his Pension on or before the date he attains age 65, the amount of the Pension determined based on Formula A shall be reduced by 2% per year (or the pro rata portion thereof) for each year from age 60 to prior to age 65 and 6% per year (or the pro rata portion thereof) for each year from age 55 to prior to age 60 and the amount of the Pension determined based on Formula B shall be reduced in the same manner as provided under the Retirement Plan (as defined below).

4.2.4.                  Forfeiture of Pension.  No portion of the Pension determined based on Formula A shall be payable hereunder if (a) the Executive resigns without Good Reason prior to the last day of the month in which he attains age 55, (b) the Executive’s employment is terminated by the Company at any time for Cause, (c) the Executive breaches in any material respect any provision of Section 9.2.1, 9.2.2 or 9.3 or (d) the Executive dies prior to the commencement of the Pension; provided, however, that, if the Executive resigns at any time without Good Reason during the Change of Control Period (as defined below), he shall be entitled to receive the Pension in accordance with Section 4.2.2; provided further that, if the Executive dies prior to the commencement of the Pension, the death benefit contemplated by Section 4.2.6 shall apply.  Notwithstanding the foregoing, the portion of the Pension determined based on Formula B shall be fully vested at all times and shall not be subject to forfeiture.

4.2.5.                  Other Annuity Form.  The Executive may elect, in accordance with written procedures established by the Company for this purpose, to have the Pension paid in the following annuity forms under the Bunge U.S. Pension Plan (such plan, together with any successor or replacement plan(s), shall hereinafter be referred to as the “Retirement Plan”): (i) single life annuity, (ii) 100% qualified joint and survivor annuity, (iii) 75% qualified joint and survivor annuity, (iv) 66 2/3 qualified joint and survivor annuity, (v) 50% qualified joint and survivor annuity, (vi) single life annuity with a 10-year term certain payment option or (vii) 100% qualified joint and survivor annuity with a 10-year term certain payment option.  If the Executive does not elect an annuity form, his Pension shall be paid in the form of the 100% qualified joint and survivor annuity with a 10-year term certain payment option.  Such election may be changed by the Executive at any time by a subsequent election filed with the Company, as long as such subsequent election is filed with the Company at least 30 days prior to the Executive’s termination of employment with the Company (or such lesser period prior to such termination of employment as the Compensation Committee shall permit).  For any annuity made under this Section 4.2 (other than a single life annuity commencing after the Executive attains age 65), actuarial equivalence shall be made and determined (i) in accordance with the factors and other relevant assumptions set forth in the Retirement Plan and (ii) to the extent actuarial equivalence for an annuity form is not specified in the Retirement Plan, based on actuarial assumptions reasonably established by the Company’s actuary for the Retirement Plan.

4.2.6.                  Death Benefit.  Subject to Section 4.2.4, if the Executive dies his Surviving Spouse shall receive one of the following death benefits (each, a “Death Benefit”), subject to the terms and conditions set forth below:

(a)                                 If the Executive dies prior to the commencement of the Pension, then his Surviving Spouse shall receive a pension equal to the survivor benefit that would have been payable to such Surviving Spouse if the Executive had commenced payment of his Pension as of the later to occur of (x) the date of the Executive’s death and (y) the date on which the Executive would have attained age 55 had he not died.  This benefit shall be paid as if the Executive had elected a payment, as of his date of death, in the form of a 100% qualified joint and survivor annuity with a 10-year term certain payment option; provided, however, that the Surviving Spouse may, prior to commencement of payment, make a one-time irrevocable election to have the Death Benefit determined as if the annuity form deemed elected in accordance with this sentence had been in the form of a 100% qualified joint and survivor annuity.  Such payment shall commence within 60 days following the Executive’s date of death, regardless of whether such payment occurs prior to the Elected Payment Date.

(b)                                 If the Executive dies after the commencement of the Pension, the survivor benefit payable to the Executive’s Surviving Spouse, if any, shall be based on the annuity form elected by the Executive prior to his death, it being understood that no Death Benefit shall be payable if, prior to his death, the Executive elected a single life annuity.

If the Executive and his Surviving Spouse die simultaneously under circumstances where it is impossible to determine if one predeceased the other, the Executive will be deemed to have predeceased his Surviving Spouse, and the term certain portion of the Death Benefit shall be payable to the Surviving Spouse’s estate.  Except as expressly contemplated hereunder, no other benefits under this Section 4.2 shall be payable to the Executive’s Surviving Spouse, beneficiaries or estate, and no consent of the Executive’s Surviving Spouse, if any, shall be required with respect to the form of annuity in which the Pension is paid.

4.2.7.                  Additional Definitions.  For purposes of this Section 4.2, the terms set forth below shall have the following meanings:

(a)                                 “Average Base and Bonus” shall mean the sum of (i) the average of the Executive’s Base Salary for the five-year period immediately prior to and including the date on which the Pension commences (the “5-Year Period”), determined, for any partial year, on an annualized basis, and (ii) the average of the Executive’s Short-Term Annual Bonus (excluding any long-term, supplemental or special bonuses) actually paid to the Executive for the 5-Year Period, determined, for any partial year, on an annualized basis; provided, however, that, if the Short-Term Annual Bonus has not been paid to the Executive for the last year of the 5-Year Period, the Executive’s target
Short-Term Annual Bonus shall be used to calculate the amount contemplated in clause (ii) with respect to such year.

(b)                                 “Other Retirement Benefits” shall mean the retirement benefits payable to the Executive on a single life annuity basis and commencing on the date that the Executive attains age 65 under the Retirement Plan and any other U.S. defined benefit plan(s) of the Bunge Group in which the Executive participates, regardless of whether such benefits are paid as of such date or in any other form.

(c)                                  “Formula A” shall mean 45% of the Executive’s Average Base and Bonus, less (i) the portion of the Pension determined based on Formula B and (ii) the Other Retirement Benefits.

(d)                                 “Formula B” shall mean the amount by which the benefit which would otherwise by payable to the Executive under the Retirement Plan is reduced by operation of the limitations imposed by Section 415 of the Code and/or Section 401(a)(17) of the Code.  For the purposes of determining the amount of the Pension based on Formula B, amounts deferred pursuant to a salary deferral election by the Executive under a non-qualified deferred compensation plan maintained by the Company shall be included for the year the compensation is earned.

4.3.                            Vacation.  During the Employment Term, the Executive shall be eligible for 20 business days of paid vacation each calendar year.  If the Executive’s employment ends for any reason, the Executive shall only be paid for unused vacation that accrued during the calendar year in which his Date of Termination (as defined below) occurs.

5.                                      TERMINATION OF EMPLOYMENT

5.1.                            Termination Without Cause; Resignation for Good Reason.

5.1.1.                  General.  Subject to the provisions of Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, subject to the execution of a general mutual release of claims in substantially the form attached hereto as Exhibit A (the “Release”) that becomes irrevocable not later than the 60th calendar day following the Executive’s Date of Termination, the Company shall:

(a)                                 pay the Executive an amount (the “Severance Payment”) equal to three times the sum of (i) the highest annual rate of Base Salary paid to the Executive with respect to the three calendar years immediately preceding the Executive’s Date of Termination and (ii) the average structural (grid-based) Short-Term Annual Bonus (excluding any long-term, supplemental or special bonuses) actually paid to the Executive for the three calendar years immediately preceding the Executive’s Date of Termination, payable in substantially equal monthly installments for the 36-month period following the Executive’s Date of Termination (the “Severance Period”); provided, however, that if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the Change of Control Period, clause (ii) of this subsection (a) shall be superseded and replaced with the following clause: “(ii) the target Short-Term Annual Bonus (excluding any long-term, supplemental or special bonuses) in effect as of the Executive’s Date of Termination”; and provided, further, that if any monthly installments are due prior to the Release becoming irrevocable, such installments shall be paid with the first installment payable on or following the date the Release becomes irrevocable;

(b)                                 pay the Executive his Base Salary, to the extent not yet paid, through and including the Executive’s Date of Termination;

(c)                                  to the extent not already paid, pay the Executive the target Short-Term Annual Bonus that the Executive would have been entitled to receive for the 2013 CEO Period and 2013 Chairman Period pursuant to Section 3.2 had the Executive remained employed through December 31, 2013.  The Compensation Committee may, in its sole discretion, elect to pay the amount described in this subsection (c)(i) no later than 30 business days following the Executive’s Date of Termination or (ii) at the time bonuses under the Short-Term Annual Bonus Plan are paid to the Company’s executives generally.  For purposes of calculating the amount described in this subsection (c), the Executive’s performance results shall be determined on a target-level basis;

(d)                                 offer the Executive continuing coverage under the Company’s health and medical insurance plans and programs (at the Executive’s sole cost during the period that the Executive is entitled to coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to “COBRA” coverage)); provided, however, that if the Executive meets the eligibility requirements for the Company’s retiree medical plan (at least 55 years of age and 10 years of service), and the Executive elects to immediately begin receiving his annuity under the Bunge U.S. Pension Plan, in lieu of COBRA coverage, the Executive shall be eligible to enroll in the Company’s retiree medical plan at the Executive’s sole cost, which retiree medical coverage shall include the Executive’s spouse (if any) that is enrolled in the Company’s medical plan for active employees as of the Executive’s Date of Termination; provided, further, that the Executive’s coverage under the Company’s retiree medical plan shall cease as of the date on which the Executive is eligible to receive health, medical or other insurance benefits under a subsequent employer’s plan and that, if the Executive is eligible to receive health, medical or other insurance benefits under a subsequent employer’s plan, the health, medical and other insurance benefits described herein shall be secondary to those provided under such other plans;

(e)                                  provide the Executive with accelerated vesting of any unvested benefits in the Company’s defined contribution and defined benefit retirement plans, unless such acceleration is prohibited by law;

(f)                                   consider the Executive fully vested with respect to his entitlement to receive retiree medical and life insurance benefits that the Company offers to its senior executives as of the Executive’s Date of Termination; provided, however, that at no time prior to the Executive’s Date of Termination shall the Company be obligated by the terms of this subsection (f) to provide, or continue to provide, such benefits to the Executive or any other individual;

(g)                                  deem any vesting or service under any outstanding stock option, restricted stock or other equity-based awards fully satisfied;

(h)                                 deem any Company performance requirements under any outstanding stock option, restricted stock or other equity-based awards to be satisfied to the extent such performance requirements are satisfied as of the Executive’s Date of Termination;

(i)                                     notwithstanding anything contained in Sections 4.2.1 and 4.2.2 with respect to the calculation of the amount of the Pension, but subject to Section 11.11, commence payment of the Pension in accordance with Section 4.2 in an amount, expressed as a single life annuity and inclusive of amounts payable under the Retirement Plan, equal to $1,200,000 annually; and

(j)                                    except with respect to cash severance and the other categories of compensation or benefits dealt with above in this Section 5.1.1, provide substantially similar other benefits that are provided to other senior executives of the Company upon termination (the benefits described in this subsection (j), together with those described in subsections (b) through (i) above, shall hereinafter be referred to as “Severance Benefits”).

The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Company’s benefit plans and programs.

5.1.2.                  Conditions Applicable to the Severance Period.  If, during the Severance Period, the Executive breaches any of his obligations under Section 9, the Company may, upon written notice to the Executive, terminate the Severance Period, cease to make any further payments of the Severance Payment and cease to provide any Severance Benefits, except as required by applicable law.

5.1.3.                  Death During Severance Period.  Subject to Sections 4.1 and 4.2.6, in the event of the Executive’s death during the Severance Period, or during the 36-month period following the expiration of the Employment Term as provided in Section 5.5, as applicable, payments of the Severance Payment or the payments and benefits following expiration of the Employment Term as provided in Section 5.5, as applicable, shall continue to be made during the remainder of such applicable period and any unpaid bonus payments under Section 5.1.1(c) shall be paid on the terms set forth therein, to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.  Except for the medical benefits described in Section 5.1.1(d) or as otherwise required by law, the provision of Severance Benefits by the Company shall end on the date of the Executive’s death.

5.1.4.                  Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean December 31, 2013 or, if earlier, (a) with respect to the termination of the Executive’s employment without Cause, the date specified in a written notice of termination from the Company to the Executive and (b) with respect to the termination by the Executive of his employment for Good Reason, the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice from the Executive shall be effective unless the cure period specified in the proviso in Section 5.4 has expired without the Company having corrected, in all material respects, the event or events subject to cure; provided further that, if no date of termination is specified in the written notice from the Executive, the Date of Termination shall be the first day following the expiration of such cure period.

5.2.                            Termination for Cause; Resignation Without Good Reason.

5.2.1.                  General.  If, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company for Cause or the

Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as is then in effect through and including the Date of Termination.  Subject to Section 4.2, the Executive shall have no further right to receive any other compensation or benefits after such termination of or resignation from employment, except as determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs.

5.2.2.      Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean December 31, 2013 or, if earlier, (a) with respect to the termination of the Executive’s employment for Cause or Disability, the date specified in a written notice of termination from the Company to the Executive; provided, however, that, in connection with a termination for Cause, no such written notice from the Company shall be effective unless the cure period specified in the proviso in Section 5.3 has expired without the Executive having corrected, in all material respects, the event or events subject to cure, (b) with respect to the termination by the Executive of his employment without Good Reason, the later of (i) the date specified in a written notice of resignation from the Executive to the Company or (ii) 120 days after receipt by the Company of a written notice of resignation from the Executive and (c) with respect to the termination of the Executive’s employment due to death, the date of the Executive’s death.

5.3.         Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of:

(a)           any act or omission that constitutes a material breach by the Executive of this Agreement;

(b)           the willful and continued failure or refusal of the Executive to substantially perform the duties required of him as an employee of the Company;

(c)           any willful and material violation by the Executive of any law or regulation applicable to any business of the Bunge Group, or the Executive’s conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the Executive of a common law fraud; or

(d)           any other willful misconduct by the Executive that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, any member of the Bunge Group;

provided, however, that, if any such Cause relates to the Executive’s obligations under this Agreement, the Company may not terminate the Executive’s employment for Cause unless (i) the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days following such event and (ii) the Executive has not, within 30 days following receipt of such notice, cured such Cause in a manner that is reasonably satisfactory to the Compensation Committee, or in the event such Cause is not susceptible to cure within such 30-day period, the Compensation Committee reasonably determines that the Executive has not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter.

5.4.         Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent):

(a)           a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

(b)           a material diminution of the authority, responsibilities or positions of the Executive from those set forth in Section 2.1;

(c)           the occurrence of acts or conduct on the part of the Company, its officers, representatives or stockholders that prevent the Executive from, or substantially hinder the Executive in, performing his duties or responsibilities pursuant to Section 2.1; or

(d)           if immediately prior to the Change of Control Period the Executive’s principal place of employment is located within the metropolitan New York area, any relocation during the Change of Control Period at the request of the Company of the Executive’s principal place of employment to a location outside of the metropolitan New York area;

provided, however, that no event or condition described in clauses (a) and (b) of this Section 5.4 shall constitute Good Reason unless (i) the Executive gives the Company written notice of his objection to such event or condition within 90 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, the Executive reasonably determines that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).

5.5          Payment Following Expiration of Employment Term.  Notwithstanding anything contained in this Agreement to the contrary, upon the Date of Termination resulting from the expiration of the Employment Term on December 31, 2013, the Executive shall be entitled to the following in full satisfaction of the Company’s obligations under Sections 4.2 and 5.1 (and, without affecting the Executive’s obligations under the Agreement under Section 9):

(a)           (i)            notwithstanding anything contained in Sections 4.2.1 and 4.2.2 with respect to the calculation of the amount of the Pension, but subject to Section 11.11, commence payment of the Pension in accordance with Section 4.2 in an amount, expressed as a single life annuity and inclusive of amounts payable under the Retirement Plan, equal to $1,200,000 annually;

(b)           the Severance Payments equal to three times the sum of (i) the Executive’s Base Salary and (ii) the average structural (grid-based) Short-Term Annual Bonus (excluding any long-term, supplemental or special bonuses) actually paid to the Executive in respect of 2010, 2011 and 2012, subject to the execution of a Release as contemplated in Section 5.1.1, which Severance Payments shall be paid in monthly installments over the 36-month period following the Date of Termination, subject to Section 11.11; provided, that if any monthly installments are due prior to the Release becoming irrevocable, such installments shall be paid with the first installment payable on or following the date the Release becomes irrevocable;

(c)           payment of the Short-Term Annual Bonus for the 2013 Chairman Period as provided in Section 3.2(b) (the bonus for the 2013 CEO Period having already been paid in August 2013) and of the time-based RSUs for the 2013 CEO Period  and the 2013 Chairman Period, as provided in Section 3.3, subject, if applicable, to negative adjustment as described in Section 3.3;

(d)           accrued but unpaid base salary and vacation and vested employee benefits under the employee benefit plans of the Company in which the Executive then participates;

(e)           full vesting of all performance-based RSUs granted prior to 2013 based on performance determined as of December 31, 2013;

(f)            full vesting of stock options, with extension of the post-termination exercisability period for each stock option until the end of the “Option Term” as defined in the Bunge Equity Plan; and

(g)           without duplication of any of the above, the Severance Benefits provided in Section 5.1, subsections (d), (e) and (f).

6.             DEATH OR DISABILITY

6.1.         Payments and Benefits.  In the event of the Executive’s termination of employment with the Company by reason of his death or Disability, the Executive (or his estate, as applicable) shall be entitled to the following:

(a)           the payment of his Base Salary, to the extent not yet paid, through and including his Date of Termination; and

(b)           an amount equal to that set forth in Section 5.1.1(c).

Other benefits shall be determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs, and, subject to Section 4.2, the Company shall have no further obligation hereunder, including, without limitation, with respect to any long-term, supplemental or special bonuses.  For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance by the Executive of his duties as an employee of the Company for any continuous period of 180 days or for 180 days during any one 12-month period.

7.                                      CHANGE OF CONTROL

7.1.         Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(a)           the acquisition by any Person (as defined below) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder (the “Exchange Act”)) of 35% or more of the common shares of the Company (the “Common Stock”) then outstanding, but shall not include any such acquisition by any employee benefit plan of any member of the Bunge Group, or any Person or entity organized, appointed or established by any member of the Bunge Group for or pursuant to the terms of any such employee benefit plan;

(b)           the consummation after approval by the shareholders of the Company of either (i) a plan of complete liquidation or dissolution of the Company or (ii) a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(c)           the failure for any reason of the Approved Members to constitute at least a majority of the Board;

; provided, however, that with respect to any distribution that is subject to Section 409A of the Code (“Section 409A”) and payment is to be accelerated in connection with the Change of Control, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change of Control for purposes of this Agreement unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.

7.2.         Approved Member.  For purposes of this Section 7, “Approved Members” shall mean the individuals who, as of the Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).

7.3.         Person.  For purposes of this Section 7, “Person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (a) Bunge International Limited, (b) any member of the Bunge Group, (c) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Bunge Group, (d) an underwriter temporarily holding securities pursuant to an offering of such securities or (e) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

7.4.         Change of Control Period.  For purposes of this Agreement, “Change of Control Period” shall mean (a) the period occurring on the date of a Change of Control and continuing for 30 months thereafter and (b) to the extent that the Executive is terminated without Cause within the 12-month period immediately prior to the date of a Change of Control and there is a reasonable basis to conclude that such termination was at the request or direction of any person acquiring control of the Company in such Change of Control, the 12-month period immediately prior to the date of such Change of Control.

8.             CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

8.1.         Gross-Up Payment.  In the event that any payment, distribution or benefit received, or to be received, by the Executive pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of any member of the Bunge Group (determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties would be incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

8.2.         Gross-Up Payment Calculation.  Subject to the provisions of Sections 8.3 and 10, all determinations required to be made under this Section 8, including, without limitation, whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination shall be made by an internationally recognized certified public accounting firm as shall be designated by the Company (the “Accounting Firm”), subject to the approval of the Executive, which approval shall not be unreasonably withheld.  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder it is possible that Gross-Up Payments which will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Sections 8.3 and 10 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

8.3.         Claim by the IRS.  The Executive shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a)           give the Company any information reasonably requested by the Company relating to such claim;

(b)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

(c)           cooperate with the Company in good faith in order to effectively contest such claim;

provided, however, that the Company shall, subject to applicable law, bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, subject, in each instance, to the Company reimbursing the Executive for all reasonable costs and expenses paid or incurred by the Executive following such direction by the Company.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority as long as such issue does not affect the Company’s payment obligations hereunder.

Notwithstanding anything to the contrary herein, any Gross-Up Payment, shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax.  Any reimbursement by the Company of costs and expenses incurred by the Executive in connection with a litigation proceeding relating to the Excise Tax shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax, and if the claim is contested without first paying the Excise Tax, then by the end of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of the litigation.

8.4.         Entitlement to Refund.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

9.             CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION

9.1.         Confidentiality.  The Executive agrees with the Company that he shall not at any time, except in the performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Bunge Group, or its employees, officers, directors, shareholders or agents) or use for his own benefit any information deemed to be confidential (prior to its disclosure to the Executive) by the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, or other confidential information used by, or useful to, any member of the Bunge Group and known (whether or not known with the knowledge and permission of any member of the Bunge Group and whether or not, at any time prior to the Effective Date, developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of his employment by, shareholdings in or other association with any member of the Bunge Group.  The Executive further agrees that he shall retain all copies and extracts of any written Confidential Information acquired or developed by him during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns.  The Executive further agrees that he shall not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, he shall, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 9.1.  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive.

9.2.         Noncompetition and Nonsolicitation.

9.2.1.      Noncompetition.  The Executive agrees with the Company that, for so long as the Executive is employed by the Company and continuing thereafter for the longer of (a) 18 months following the Executive’s Date of Termination for any reason or (b) where applicable, the Severance Period (the “Restricted Period”), he shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as defined below) with any of the companies listed on Exhibit B and any of their successors in any geographic area in which any member of the Bunge Group has engaged, or engages during the Restricted Period, in a Competing Business (including, without limitation, any area in which any customer of any member of the Bunge Group may be located).  Notwithstanding anything to the contrary contained in any award agreement entered into pursuant to the Bunge Equity Plan, the Company and the Executive agree that no covenant against competition contained in any such agreement will be deemed breached unless the competing business in question is conducted, directly or indirectly, with any of the companies listed on Exhibit B or any of their successors.

9.2.2.      Nonsolicitation.  As a separate and independent covenant, the Executive agrees with the Company that, during the Restricted Period, he shall not in any way, directly or indirectly (except in the course of his employment with the Company), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any member of the Bunge Group, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of any member of the Bunge Group, or interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or solicit, induce, hire or attempt to solicit, induce or hire any of them to terminate service with any member of the Bunge Group or violate the terms of their contracts, or any employment arrangements, with any member of the Bunge Group.

9.2.3.      Competing Business.  For purposes of this Section 9.2, “Competing Business” means any business then engaged in by any member of the Bunge Group; provided, however, that nothing herein shall limit the right of the Executive to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

9.3.         Cooperation of the Executive.  During and after the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the

Company or any former or current member of the Bunge Group.  The Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with his performance under this Section 9.3, including, without limitation, all reasonable attorneys’ fees and costs.

9.4          Exclusive Property.  The Executive confirms that all confidential information is and shall remain the exclusive property of the Bunge Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Bunge Group shall be and remain the property of the Bunge Group.

9.5.         Certain Remedies.  Without intending to limit the remedies available to the Bunge Group, the Executive agrees that a breach of any of the covenants contained in this Section 9 may result in material and irreparable injury to the Bunge Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Bunge Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required specifically to enforce any of the covenants in this Section 9.  Such injunctive relief in any court shall be available to the Bunge Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

10.          ARBITRATION

10.1.       General Terms.  Except as provided in Section 9.5 above, any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach or any matter addressed by the Agreement shall be resolved through binding, confidential arbitration to be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with the arbitration rules of the American Arbitration Association set forth in its National Rules for the Resolution of Employment Disputes then in effect (the “AAA’s Arbitration Rules”).  If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive and the third to be selected by the two persons so selected, all in accordance with the AAA’s Arbitration Rules.  The arbitration proceeding shall be held in New York City or such other location as is mutually agreed in writing by the parties.  The arbitrators shall base their award on the terms of this Agreement, and the arbitrators shall strictly follow the law and judicial precedents that a United States District Judge sitting in the Southern District of the State of New York would apply in the event the dispute were litigated in such court.  The arbitration shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflicts of law rules, and by the arbitration law chosen by the arbitrators, and the arbitrator shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Nothing contained in this Section 10.1 shall be construed to preclude the Company from exercising its rights under Section 9.5 above.

10.2.       Costs and Attorneys’ Fees.  The Company shall bear the cost of the arbitrators.  Costs and expenses associated with the arbitration that are not otherwise assignable to one of the parties shall be allocated equally between the parties.  In every other respect, the parties shall each pay their own costs and expenses, including, without limitation, attorneys’ fees and costs.

11.          MISCELLANEOUS

11.1.       Communications.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered by hand, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after mailed to the appropriate party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to the Company:

Bunge Limited

Attn:  Chief Personnel Officer

50 Main Street, 6th Floor

White Plains, New York  10606

Fax:  (914) 684-3458

(b)           if to the Executive:

To his home address then on file with the Company.

11.2.       Waiver of Breach.  The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

11.3.       Severability.  The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein.  It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof.  Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

11.4.                     Assignment; Successors.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Company shall cause its obligations remaining under this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall relieve the Company of its obligations under this Agreement to the extent such obligations are not satisfied by the entity assuming the Company’s obligations hereunder, unless the Company obtains the written consent of the Executive at the time of such assumption.

11.5.                     Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein, including, without limitation, the 2008 Employment Agreement; provided, however, that this Agreement shall not supersede any of the Executive’s pension entitlements in existence as of the Effective Date or, subject to Sections 5.1.1(g) and (h), any Awards granted to the Executive under the Bunge Equity Plan that are outstanding as of the Effective Date.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

11.6.                     Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employee benefit plans, if any.

11.7.                     Governing Law.  This Agreement shall be governed by, and construed with, the law of the State of New York.

11.8.                     Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

11.9.                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.10.              Separate Payments.  For the purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

11.11.              Specified Employee.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment he is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the termination of the Executive’s employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program or arrangement of the Company), until the date which is the first business day following the six-month anniversary of the Executive’s Date of Termination, at which time such delayed payments will be paid to the Executive in a lump sum; provided, however, that a payment delayed pursuant to this Section 11.11 shall commence earlier in the event of the Executive’s death prior to the six-month anniversary of his Date of Termination.

11.12.          Section 409A Compliance.  (i) Notwithstanding any contrary provision in this Agreement, if any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.

(ii) If any payment or benefit owed to the Executive under this Agreement is considered for purposes of Section 409A to be owed to the Executive by virtue of his termination of employment, such payment or benefit shall be paid if and only if such termination constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first written above.

BUNGE LIMITED

By:
Name: L. Patrick Lupo
Title: Deputy Chairman and Lead Independent Director

EXECUTIVE

Alberto Weisser

EXHIBIT A

Form of Mutual Release

Bunge Limited (the “Company”) and I, Alberto Weisser, hereby understand and agree to the terms of this mutual release (the “Release”) in consideration for certain obligations undertaken by the Company under the Amended and Restated Employment Agreement between me and the Company, dated February 6, 2013 (the “Agreement”).  Capitalized terms used, but not defined, in this Release will have the meanings assigned to such terms in the Agreement.

(a)                                 General Release by the Executive.  In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge the Bunge Group and its respective employees, officers, directors, shareholders and agents (each, a “Company Released Party”) from any and all claims, actions, causes of action, complaints, charges and grievances (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that I may have, or in the future may possess, arising from or relating to (i) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I retain my rights, if any, (x) to seek indemnification from the Company for any and all costs incurred by me as a result of any liability imposed in connection with my service as an employee, officer or director of the Company or (y) arising under the Agreement.  I further agree that my receipt of the payments and benefits described in the Agreement will be in full satisfaction of any and all Claims for payments or benefits that I may have against the Bunge Group.

(b)                                 General Release by the Company.  In consideration for my execution of this Agreement and the waiver provided by me under the foregoing Paragraph, the Company hereby, on its behalf and on behalf of all other Company Released Parties, hereby releases and forever discharges me and my heirs, representatives, successors and assigns (each, a “Employee Released Party”) from any and all Claims, including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that it may have, or in the future may possess, arising from or relating to (i) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Company retains its rights (x) arising under the Agreement (including, without limitation, my obligations with respect to the restrictive covenants in Section 9 of the Agreement), (y) arising from my fraudulent acts or willful misconduct that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, any member of the Bunge Group, and (z) with respect to the recovery of payments made to me that become subject to the Company’s clawback or other recoupment policies in effect at the time of my termination or which are required to be recouped under law (all of the foregoing described exceptions being herein collectively referred to as the “Company Retained Rights”).

(c)                                  Specific Release of ADEA Claims.  In consideration of my receipt of the payments and benefits provided to me under this Agreement, I hereby release and forever discharge each Released Party from any and all Claims that I may have as of the date of this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Release, I hereby acknowledge and confirm the following:  (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA; (ii) I have been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing the release and discharge set forth in this paragraph (b) in exchange for the consideration provided by the Agreement; and (iv) I have knowingly and voluntarily accepted the terms of this Release.

(d)                                 No Legal Claim of the Executive.  I hereby agree and represent that I have not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Company Released Party.  If I commence or join any such legal action against a Company Released Party, I will indemnify such Company Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by me against any Company Released Party in such action.  Nothing in this paragraph (c) is intended to reflect any party’s belief that my waiver of Claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such Claims are waived.

(e)                                  No Legal Claim of the Company.  Except for or in connection with the Company Retained Rights, the Company hereby agrees and represents that it has not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Employee Released Party.  If the Company commences or joins any such legal action against an Employee Released Party, the Company will indemnify such Employee Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by the Company against any Employee Released Party in such action.

(f)                                   Governing Law.  This Release shall be governed by and construed with the laws of the State of New York without regard to conflicts of laws.

(g)                                  Revocation.  I hereby understand and acknowledge that this Release may be revoked by me within the 7-day period commencing on the date that I sign this Release (the “Revocation Period”).  In the event of any such revocation by me, all obligations of the Company remaining under the Agreement will terminate and be of no further force and effect as of the date of such revocation.  No such revocation by me will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

ACCEPTED AND AGREED:

Alberto Weisser	Bunge Limited
By:

Dated:	Dated:

2

EXHIBIT B

Competitors

Archer Daniels Midland Co.

Associated British Foods plc

Brasil Foods S.A.

British Sugar PLC

Cargill Incorporated

Cosan Limited

Didion Milling Company

ED&F Man

Farmer’s Rice Cooperative

Fertipar

Glencore International plc

Heringer

LDC-SEV Bioenergia

Life Line Foods LLC

Louis Dreyfus Group

M. Dias Branco

Moinho Anaconda

Moinho Pacifico

The Mosaic Company

Noble Group Limited

Olam International Limited

Predileto Alimentos

Producers Rice Mill, Inc.

Profertil S.A.

Riceland Foods, Inc.

Săo Martinho S.A.

SEMO Milling LLC

Stratas Foods

Sucden Group

Südzucker AG

Tereos Group

Unilever

Ventura Foods LLC

Wilmar International Limited

Yara International